Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-172031, 333-177306 and 333-179453 on Form S-8 of our report dated April 25, 2013, relating to the financial statements of Semiconductor Optical Component Business (a division of Lapis Semiconductor Co., Ltd.) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to basis of presentation), appearing in this Current Report on Form 8-K/A of NeoPhotonics Corporation dated June 7, 2013.

/s/ Deloitte Touche Tohmatsu LLC
Kyoto, Japan

June 7, 2013